Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 2100 McKinney Avenue 12th Floor Dallas, TX 75201 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco	Kristyn Farahmand
Media	Investors
212.984.6535	214.863.3145

UNITED AIRLINES EXECUTIVE CHAIRMAN OSCAR MUNOZ

JOINS CBRE GROUP, INC. BOARD OF DIRECTORS

Dallas, November 23, 2020 – CBRE Group, Inc. (NYSE:CBRE) today announced that Oscar Munoz, Executive Chairman of United Airlines, has joined the company’s Board of Directors.

Before assuming leadership of United’s Board of Directors, Mr. Munoz led the company as its Chief Executive Officer from September 2015 to May 2020. During this time, he guided the airline through a turnaround program marked by top-tier operational reliability and strong growth.

Mr. Munoz previously served as President and Chief Operating Officer of the North American rail-based transportation supplier CSX Corp. He has also held leadership positions at some of the most recognizable global brands, including PepsiCo and Coca-Cola Enterprises, as well as AT&T, where he served as Chief Financial Officer and Vice President of Consumer Services.

Brandon Boze, CBRE’s Board Chair, said: “We are thrilled to have a highly accomplished senior executive like Oscar join our Board. CBRE will benefit significantly from the unique global operating experience, strategic and financial insight, and marketing expertise he brings to our company.”

“CBRE is the gold standard in global commercial real estate,” said Mr. Munoz. “It is an honor to join the CBRE team to help grow its global business and to meet the unique challenges and opportunities ahead of the industry.”

Mr. Munoz has served on the Board of Directors of United Airlines since 2010 and the Board of Directors of Continental Airlines, Inc. from 2004 to 2010.

Mr. Munoz has twice been named one of the “100 Most Influential Hispanics” by Hispanic Business magazine. He earned a bachelor’s degree in business administration from the University of Southern California Marshall School of Business and an MBA from Pepperdine University. He is active in several industry coalitions and educational organizations, including the University of Southern California’s Board of Trustees and the Business Roundtable.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas is the world’s largest commercial real estate services and investment firm (based on 2019 revenue). The company has more than 100,000 employees (excluding affiliates) and serves real estate investors and occupiers through more than 530 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.